Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater - 215.299.6633
	Investor relations contact:	Brennen Arndt - 215.299.6266
FMC Corporation Announces Third Quarter 2011 Results

•	Third quarter 2011 adjusted earnings of $1.39 per diluted share up 18 percent; revenue increase of 16 percent excluding prior-year impact of exited businesses

•	Agricultural Products' segment earnings up 8 percent; Specialty Chemicals' segment earnings up 1 percent; Industrial Chemicals' segment earnings up 20 percent

•	Fourth quarter 2011 outlook for adjusted earnings of $1.30 to $1.40 per diluted share, a 23 percent increase at midpoint of range

•	Full-year 2011 outlook for adjusted earnings of $5.70 to $5.80 per diluted share, a 16 percent increase at midpoint of range; raises midpoint of range versus previous outlook

•	$100 million in share repurchases completed in third quarter 2011

PHILADELPHIA, October 31, 2011 - FMC Corporation (NYSE:FMC) today reported net income of $86.8 million, or $1.21 per diluted share, in the third quarter of 2011, versus net income of $82.9 million, or $1.13 per diluted share, in the third quarter of 2010. Net income in the current quarter included restructuring and other income and charges of $12.4 million after-tax, or charges of $0.18 per diluted share, versus restructuring and other income and charges of $3.1 million after-tax, or charges of $0.05 per diluted share, in the prior-year quarter. Excluding these items in both periods, the company earned $1.39 per diluted share in the current quarter, an increase of 18 percent versus $1.18 per diluted share in the prior-year quarter. Third quarter revenue of $862.1 million increased 16 percent excluding the prior-year impact of exited businesses.

Pierre Brondeau, FMC president, chief executive officer and chairman, said, “We delivered another quarter of strong performance as demand across our businesses and diverse end markets remains healthy, particularly in rapidly developing economies. We continue to see rich opportunities for organic growth across our businesses and make good progress advancing our external growth initiatives.”
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Page 2/ FMC Corporation Announces Third Quarter 2011 Results

Brondeau continued, “Consistent with our Vision 2015 objectives, we are making focused investments that raise our growth trajectory. In Agricultural Products, we established Ruralco Soluciones, a joint venture in Argentina to directly access the country's large and growing agrochemicals market and formed collaborations with Chr. Hansen and Marrone Bio Innovations in agricultural biologicals. In BioPolymer, we announced an agreement to acquire BioGroup, a leading natural colors and specialty nutrition ingredients producer to broaden our food and pharmaceutical ingredients portfolio. In Peroxygens, we completed the purchase of the persulfates business of RheinPerChemie to accelerate our shift to high-margin specialty peroxygens. And in our soda ash business, we formed Natronx Technologies in partnership with Church & Dwight and TATA Chemicals to manufacture and market sodium-based, dry sorbents for air pollution control in electric utility and industrial boiler operations.

“While making these investments to support attractive organic growth and focused external initiatives, we also completed the repurchase of $100 million of our stock in the third quarter. We look for a strong finish to 2011 with key performance metrics on or above trend line toward realizing our Vision 2015 objectives,” Brondeau said.

Revenue in Agricultural Products of $382.1 million increased 24 percent versus the prior-year quarter, as sales gains were achieved in all regions. The highest growth was realized in Latin America, particularly Brazil, driven by continued strong market conditions in key crops such as sugarcane, cotton and soybeans. In Asia, sales were also up significantly, as a result of newly-launched products, market access initiatives and favorable market conditions in most key countries, including India, Pakistan, China and Thailand. In North America, higher insecticide volumes drove the sales gain. In Europe, the sales increase was driven by strong herbicide volumes. Segment earnings of $80.9 million increased 8 percent versus the prior-year quarter, driven by the broad-based sales growth, partially offset by higher raw material costs, less favorable product and geographic mix and increased spending on focused growth initiatives. In addition, segment earnings were unfavorably impacted by a currency-related adjustment due to the rapid devaluation of the Brazilian Real at the very end of the quarter.

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Revenue in Specialty Chemicals was $217.9 million, up 8 percent versus the year-ago quarter driven primarily by higher selling prices across the segment and volume growth in pharmaceutical excipients and lithium specialties. In BioPolymer, sales gains were driven by higher selling prices across the business and pharmaceutical excipients volumes in India and Europe. Lithium sales growth was driven by higher selling prices in both lithium primaries and specialties and volume gains in energy storage and synthesis markets. Segment earnings of $47.6 million were 1 percent higher than the prior-year quarter, as the strong commercial performance was largely offset by higher raw material and energy costs and weather-related operating impacts at our Argentina lithium facility incurred early in the quarter.

Revenue in Industrial Chemicals of $264.0 million increased 12 percent excluding the prior-year impact of exited businesses, driven by higher selling prices for soda ash and peroxygens and volume gains in soda ash resulting from the startup of our Granger facility early in the quarter. In soda ash, higher volumes and selling prices in export markets were the primary drivers of the sales gain. In Peroxygens, higher selling prices were realized in all product lines. Segment earnings of $36.0 million increased 20 percent versus the year-ago quarter as a result of the broad-based sales gains and continued favorable mix shift toward specialty peroxygens, partially offset by a longwall mining equipment move in soda ash and feedstock supply disruptions in Peroxygens.

Corporate expense was $12.8 million as compared to $15.9 million in the prior-year quarter. Interest expense, net, was $9.1 million versus $9.6 million in the year-ago quarter. On September 30, 2011, gross consolidated debt was $571.1 million, and debt, net of cash, was $461.7 million. For the quarter, capital expenditures were $48.0 million and depreciation and amortization was $31.6 million.

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Outlook

Regarding the outlook for 2011, Brondeau said, “We anticipate a strong finish to the year. For the fourth quarter of 2011, we expect adjusted earnings of $1.30 to $1.40 per diluted share, a 23 percent increase versus the year-ago quarter at the midpoint of this range. In Agricultural Products, we look for an earnings increase in the low-teens led by growth in Latin America, partially offset by increased spending on targeted growth initiatives and higher raw material costs. In Specialty Chemicals, we expect earnings growth in the mid-teens, as higher volumes and selling prices in all BioPolymer and lithium product lines are partially offset by higher raw material costs. In Industrial Chemicals, we project earnings growth of approximately 50 percent, driven by higher selling prices in soda ash and peroxygens, the benefit of volume growth in soda ash export markets and the continued favorable mix shift toward specialty peroxygens.”

Brondeau concluded, “For the full year 2011, we have raised the midpoint of our previous outlook and now expect adjusted earnings of $5.70 to $5.80 per diluted share, a 16 percent increase above last year at the midpoint of this range. Agricultural Products is expected to deliver its eighth consecutive year of record earnings, up approximately 10 percent. Specialty Chemicals is expected to deliver its sixth consecutive year of record earnings, up in the high single digits, led by the seventh consecutive year of record earnings in BioPolymer. In Industrial Chemicals, we expect strong performance, with earnings up 25 to 30 percent driven by broad-based sales growth across soda ash and peroxygens and the continued favorable mix shift toward specialty peroxygens.”

FMC will conduct its third quarter conference call and webcast at 11:00 a.m. ET on Tuesday, November 1, 2011. This event will be available live and as a replay on the internet at http://www.fmc.com. Prior to the conference call, the company will also provide on its website its 2011 Outlook Statement, supplemental information including its definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. With sales of approximately $3.1 billion, the company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2010 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

# # #

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$862.1	$772.5	$2,469.3	$2,305.8

Costs of sales and services	574.7	517.8	1,595.0	1,519.5

Gross Margin	287.4	254.7	874.3	786.3

Selling, general and administrative expenses	110.6	99.9	325.4	286.4
Research and development expenses	27.8	24.0	75.5	69.8
Restructuring and other charges (income)	13.4	3.7	27.2	35.7
Total costs and expenses	726.5	645.4	2,023.1	1,911.4
Income from operations	135.6	127.1	446.2	394.4
Equity in (earnings) loss of affiliates	(0.5)	(1.0)	(3.1)	(1.9)
Interest expense, net	9.1	9.6	29.5	29.0

Income from continuing operations before income taxes	127.0	118.5	419.8	367.3
Provision for income taxes	29.8	32.3	96.1	106.8
Income from continuing operations	97.2	86.2	323.7	260.5
Discontinued operations, net of income taxes	(6.3)	(0.3)	(23.2)	(25.3)
Net income	$90.9	$85.9	$300.5	$235.2
Less: Net income attributable to noncontrolling interests	4.1	3.0	12.5	9.2
Net income attributable to FMC stockholders	$86.8	$82.9	$288.0	$226.0

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$93.1	$83.2	$311.2	$251.3
Discontinued operations, net of tax	(6.3)	(0.3)	(23.2)	(25.3)
Net income	$86.8	$82.9	$288.0	$226.0
Basic earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$1.31	$1.14	$4.35	$3.46
Discontinued operations	(0.09)	—	(0.33)	(0.35)
Basic earnings per common share	$1.22	$1.14	$4.02	$3.11
Average number of shares used in basic earnings per share computations	71.0	72.3	71.3	72.4
Diluted earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$1.30	$1.14	$4.33	$3.43
Discontinued operations	(0.09)	(0.01)	(0.32)	(0.35)
Diluted earnings per common share	$1.21	$1.13	$4.01	$3.08
Average number of shares used in diluted earnings per share computations	71.5	73.1	71.9	73.3

Other Data:
Capital expenditures	$48.0	$36.1	$119.1	$95.3
Depreciation and amortization expense	$31.6	$32.5	$94.3	$99.0

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)*
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	862.1	772.5	2,469.3	2,305.8

Costs of sales and services	574.7	517.8	1,595.0	1,519.5

Gross Margin	287.4	254.7	874.3	786.3

Selling, general and administrative expenses	107.2	95.8	313.0	276.7
Research and development expenses	27.8	24.0	75.5	69.8
Equity in (earnings) loss of affiliates	(0.5)	(1.0)	(3.1)	(1.9)
Net income attributable to noncontrolling interests	4.1	3.0	12.5	29.0
Adjusted earnings from continuing operations, before interest and income taxes	148.8	132.9	476.4	412.7

Interest expense, net	9.1	9.6	29.5	29.0
Provision for income taxes	40.5	37.3	129.6	121.8

Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP)*	99.2	86.0	317.3	261.9

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$1.39	$1.18	$4.41	$3.84
Average number of shares used in diluted after-tax earnings per share computations	71.5	73.1	71.9	73.3
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* The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company's operating results to investor and securities analysts. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs and tax related adjustments. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income attributable to FMC stockholders (GAAP)	$86.8	$82.9	$288.0	$226.0
Discontinued operations, net of income taxes (a)	6.3	0.3	23.2	25.3
Restructuring and other (income) charges, net (b)	13.4	3.7	27.2	35.7
Non-operating pension and postretirement charges (c)	3.4	4.1	12.4	9.7
Tax effect of restructuring and other (income) charges and non-operating pension and postretirement charges	(5.5)	(2.7)	(13.2)	(15.7)
Tax adjustments (d)	(5.2)	(2.3)	(20.3)	0.7

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$99.2	$86.0	$317.3	$281.7

Diluted earnings per common share (GAAP)	$1.21	$1.13	$4.01	$3.08
Discontinued operations per diluted share	0.09	0.01	0.32	0.35
Restructuring and other (income) charges per diluted share, before tax	0.19	0.05	0.38	0.49
Non-operating pension and postretirement charges per diluted share, before tax	0.05	0.06	0.17	0.13
Tax effect of restructuring and other (income) charges and non-operating pension and postretirement charges, per diluted share	(0.08)	(0.04)	(0.18)	(0.22)
Tax adjustments per diluted share	(0.07)	(0.03)	(0.29)	0.01

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.39	$1.18	$4.41	$3.84

Average number of shares used in diluted after-tax earnings from continuing operations per share computations	71.5	73.1	71.9	73.3
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(a) Discontinued operations for the three and nine months ended September 30, 2011 and 2010, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(b) 2011:
Restructuring and other charges (income) for the three months ended September 30, 2011, include charges related to the phase out of our Sodium Percarbonate facility, which is part of our Industrial Chemicals segment ($10.1 million); charges from the restructuring activities associated with our Huelva, Spain facility, which is part of our Industrial Chemicals segment ($0.6 million);  severance charges related to other restructuring activities in our Specialty Chemicals segment ($0.5 million); and additional miscellaneous exit and disposal costs related to our Industrial Chemicals segment ($1.1 million). We also incurred charges associated with continuing environmental sites ($1.1 million).
Restructuring and other charges (income) for the nine months ended September 30, 2011, include charges related to the phase-out of our Sodium Percarbonate facility, which is part of our Industrial Chemicals segment ($15.6 million); charges from the restructuring activities associated with our Huelva, Spain facility, which is part of our Industrial Chemicals segment ($2.1 million); charges associated with our Alginates manufacturing operations in our Specialty Chemicals segment ($1.4 million); additional miscellaneous exit and disposal costs related to our Santa Clara, Mexico facility, which is part of our Industrial Chemicals segment ($0.4 million); and severance charges related to other restructuring activities in Industrial Chemicals and Specialty Chemicals segment ($0.2 million and $0.7 million, respectively); and additional miscellaneous exit and disposal costs primarily related to our Industrial Chemicals segment ($1.1 million). We also incurred charges associated with continuing environmental sites ($4.1 million) and additional miscellaneous exit and disposal costs ($0.1 million) as a Corporate charge. Remaining restructuring and other charges (income) for the nine months ended September 30, 2011, include net miscellaneous charges in our Industrial Chemicals segment ($0.3 million) and in our Agricultural Products segment ($1.2 million).

2010:
Restructuring and other charges (income) for the three months ended September 30, 2010, include charges related to the closure of our manufacturing operations at our Barcelona, Spain, facility, which is part of our Industrial Chemicals segment ($1.0 million). We also incurred charges associated with continuing environmental sites as a Corporate charge ($1.3 million). Remaining restructuring and other charges (income) for the three months ended September 30, 2010, include net miscellaneous charges ($1.4 million).

Restructuring and other charges (income) for the nine months ended September 30, 2010, include charges related to the closure of our manufacturing operations at our Barcelona, Spain, facility, which is part of our Industrial Chemicals segment ($10.6 million) and the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($6.1 million). Offsetting these charges is the reversal of a previously recorded loss contingency as part of the restructuring at our Peroxygens facility in Santa Clara, Mexico, which is part of our Industrial Chemicals segment ($1.1 million-gain) and income primarily representing a reduction of previously recorded retirement obligations at our Bayport butyllithium facility which is part of our Specialty Chemicals segment ($1.1 million-gain). We also incurred charges associated with continuing environmental sites as a Corporate charge ($9.7 million) and severance charges primarily in our Industrial Chemicals segment ($2.3 million). Remaining restructuring and other charges (income) for the nine months ended September 30, 2010, include charges associated with certain rights acquired for an herbicide compound still under development in our Agricultural Products segment ($5.7 million) and miscellaneous net charges primarily in our Industrial Chemicals segment ($3.5 million).

(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Tax adjustments for the three months ended September 30, 2011 are primarily the result of tax benefits recognized for prior year tax matters. Tax adjustments for the nine months ended September 30, 2011, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of audits.  Tax adjustments for the three months ended September 30, 2010, are primarily related to reductions to our tax liabilities for unrecognized tax benefits due to settlements of audits and expiration of statue of limitations. Tax adjustments for the nine months ended September 30, 2010, are primarily the result of a charge associated with a change in the tax treatment of the Medicare Part D subsidy which was enacted as part of the recent U.S. health care reform legislation partially offset by the reversal of the tax liability discussed above.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)

RECONCILIATION OF REVENUE (GAAP)
TO REVENUE EXCLUDING THE PRIOR-YEAR IMPACT OF THE
EXITED BUSINESS REVENUES (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Consolidated Revenues (GAAP)	$862.1	$772.5	$2,469.3	$2,305.8
Less: Exited Phosphate and Sulfur Derivative Business Revenue (1)	—	27.5	—	89.0
Consolidated Revenues (Non-GAAP)	$862.1	$745.0	$2,469.3	$2,216.8

Industrial Chemicals Revenues (GAAP)	$264.0	$262.4	$761.3	$781.7
Less: Exited Phosphate and Sulfur Derivative Business Revenue (1)	—	27.5	—	89.0
Industrial Chemicals Revenues (Non-GAAP)	$264.0	$234.9	$761.3	$692.7
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(1) Exited business revenues are associated with our Huelva and Barcelona Facility shutdowns in Spain.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED EARNINGS FROM CONTINUING, BEFORE INTEREST AND INCOME TAXES
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income attributable to FMC stockholders (GAAP)	$86.8	$82.9	$288.0	$226.0
Discontinued operations, net of income taxes	6.3	0.3	23.2	25.3
Restructuring and other (income) charges, net	13.4	3.7	27.2	35.7
Non-operating pension and post retirement charges	3.4	4.1	12.4	9.7
Interest expense, net	9.1	9.6	29.5	29.0
Provision for income taxes	29.8	32.3	96.1	106.8
Adjusted after-tax earnings from continuing operations less interest expense, net and provision for income taxes attributable to FMC stockholders (Non-GAAP)	$148.8	$132.9	$476.4	$432.5

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue
Agricultural Products	382.1	308.9	1,055.3	907.3
Specialty Chemicals	217.9	202.2	656.5	619.4
Industrial Chemicals	264.0	262.4	761.3	781.7
Eliminations	(1.9)	(1.0)	(3.8)	(2.6)
Total	862.1	772.5	2,469.3	2,305.8
Income from continuing operations before income taxes
Agricultural Products	80.9	75.1	275.7	247.5
Specialty Chemicals	47.6	47.1	148.5	139.0
Industrial Chemicals	36.0	30.0	112.5	94.3
Eliminations	—	0.1	—	0.2
Segment operating profit	164.5	152.3	536.7	481.0
Corporate	(12.8)	(15.9)	(45.2)	(42.9)
Other income (expense), net	(2.9)	(3.5)	(15.1)	(5.6)
Operating profit from continuing operations before items noted below:	148.8	132.9	476.4	432.5

Restructuring and other income (charges) (a)	(13.4)	(3.7)	(27.2)	(35.7)
Interest expense, net	(9.1)	(9.6)	(29.5)	(29.0)
Non-operating pension and postretirement charges (b)	(3.4)	(4.1)	(12.4)	(9.7)
Provision for income taxes	(29.8)	(32.3)	(96.1)	(106.8)
Discontinued operations, net of income taxes	(6.3)	(0.3)	(23.2)	(25.3)
Net income attributable to FMC stockholders	86.8	82.9	288.0	226.0
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(a) Amounts for the three months ended September 30, 2011, related to Agricultural Products ($0.5 million), Specialty Chemicals ($0.5 million), Industrial Chemicals ($11.2 million) and Corporate ($1.2 million). Amounts for the three months ended September 30, 2010, related to Agricultural Products ($0.6 million), Specialty Chemicals ($0.4 million-gain), Industrial Chemicals ($2.2 million) and Corporate ($1.3 million). Amounts for the nine months ended September 30, 2011, related to Agricultural Products ($1.2 million), Specialty Chemicals ($2.1 million), Industrial Chemicals ($19.7 million) and Corporate ($4.2 million). Amounts for the nine months ended September 30, 2010, related to Agricultural Products ($6.7 million), Specialty Chemicals ($5.4 million), Industrial Chemicals ($14.8 million) and Corporate ($8.8 million). See Note (b) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(b) Beginning in 2011, we reclassified for all periods presented non-operating pension and postretirement charges to its own line item within the above table.  Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements.  These costs were previously included within Other income (expense), net in the table above and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance.  We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability.  We continue to include the service cost and amortization of prior service cost in our operating segments noted above.  We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	September 30 2011	December 31, 2010
Cash and cash equivalents	$109.4	$161.5
Trade receivables, net	854.3	852.9
Inventories	444.3	347.8
Other current assets	181.1	175.3
Deferred income taxes	101.2	108.7
Total current assets	1,690.3	1,646.2

Property, plant and equipment, net	954.8	918.5
Goodwill	204.2	194.4
Deferred income taxes	266.0	314.7
Other long-term assets	274.3	246.1
Total assets	$3,389.6	$3,319.9

Short-term debt	$30.1	$18.5
Current portion of long-term debt	47.4	116.4
Accounts payable, trade and other	345.6	389.3
Guarantees of vendor financing	13.8	24.1
Accrued pensions and other postretirement benefits, current	9.5	9.5
Other current liabilities	463.1	405.6
Total current liabilities	909.5	963.4

Long-term debt	493.6	503.0
Long-term liabilities	608.2	664.3
Equity	1,378.3	1,189.2
Total liabilities and equity	$3,389.6	$3,319.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2011	2010
Cash provided (required) by operating activities	$327.8	$308.2

Cash provided (required) by operating activities of discontinued operations	(29.8)	(23.4)

Cash provided (required) by investing activities:
Capital expenditures	(119.1)	(95.3)
Other investing activities	(17.8)	(12.0)
	(136.9)	(107.3)
Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	10.9	—
Increase (decrease) in short-term debt	11.8	(5.6)
Financing fees	(3.9)	—
Repayments of long-term debt	(90.4)	(4.0)
Proceeds from borrowings of long-term debt	—	34.3
Distributions to noncontrolling interests	(12.9)	(11.0)
Dividends paid	(30.6)	(27.3)
Repurchases of common stock	(114.2)	(37.0)
Issuances of common stock, net	9.0	12.4
Excess tax benefits from share-based compensation	6.3	51.5
	(214.0)	13.3
Effect of exchange rate changes on cash	0.8	(0.1)
Increase (decrease) in cash and cash equivalents	(52.1)	190.7

Cash and cash equivalents, beginning of year	161.5	76.6

Cash and cash equivalents, end of period	$109.4	$267.3